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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                     Eclipse Surgical Technologies, Inc.
                     -----------------------------------
                              (Name of Issuer)

                                Common Stock
                     -----------------------------------
                       (Title of Class of Securities)

                                 278848104
                     -----------------------------------
                              (CUSIP Number)


    *The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                                Page 1 of 8 Pages

CUSIP No. 278848 10 4                    13G                  Page 2 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Douglas Murphy-Chutorian, M.D.
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
                              (5) Sole Voting Power

NUMBER OF SHARES                  0
 BENEFICIALLY                --------------------------------------------------
   OWNED BY                   (6) Shared Voting Power
EACH REPORTING                    1,483,973 shares - But may be deemed to have
 PERSON WITH                      shared power to vote a total of 3,697,875
                                  shares by reason of being co-trustee of the
                                  Murphy-Chutorian Family Trust UDT dated
                                  1-13-97, a revocable living trust
                                  (the "Trust") with his spouse, Leslie Murphy-
                                  Chutorian, each of whom is the beneficial
                                  owner of shares of the Trust. Mr. Murphy-
                                  Chutorian expressly disclaims beneficial
                                  ownership of such additional shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  1,483,973 shares - But may be deemed to have
                                  shared power to vote a total of 3,697,875
                                  shares by reason of being co-trustee of the
                                  Murphy-Chutorian Family Trust UDT dated
                                  1-13-97, a revocable living trust
                                  (the "Trust") with his spouse, Leslie Murphy-
                                  Chutorian, each of whom is the beneficial
                                  owner of shares of the Trust. Mr. Murphy-
                                  Chutorian expressly disclaims beneficial
                                  ownership of such additional shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,483,973 shares - But may be deemed to have
     shared power to vote a total of 3,697,875
     shares by reason of being co-trustee of the
     Murphy-Chutorian Family Trust UDT dated
     1-13-97, a revocable living trust
     (the "Trust") with his spouse, Leslie Murphy-
     Chutorian, each of whom is the beneficial
     owner of shares of the Trust. Mr. Murphy-
     Chutorian expressly disclaims beneficial
     ownership of such additional shares.
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     /X/
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)   8.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*  IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 278848 10 4                    13G                  Page 3 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Leslie Murphy-Chutorian
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Canada
-------------------------------------------------------------------------------
                              (5) Sole Voting Power
NUMBER OF SHARES                  1,239,822
 BENEFICIALLY                --------------------------------------------------
   OWNED BY                   (6) Shared Voting Power
EACH REPORTING                    4,937,697
 PERSON WITH                 --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,239,822
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  4,937,697
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,937,697
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     29.29%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*  IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 278848 10 4                    13G                  Page 4 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Murphy-Chutorian Family Trust UDT dated
     1-13-97, a revocable living trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
                              (5) Sole Voting Power
NUMBER OF SHARES                  0
 BENEFICIALLY                --------------------------------------------------
   OWNED BY                   (6) Shared Voting Power
EACH REPORTING                    3,557,875
 PERSON WITH                 --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,557,875
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,557,875
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 278848 10 4                                         Page 5 of 8 Pages

                            APPENDIX TO SCHEDULE 13G
                     DR. DOUGLAS AND LESLIE MURPHY-CHUTORIAN


ITEM 1(a).  NAME OF ISSUER
            Eclipse Surgical Technologies, Inc.
-------------------------------------------------------------------------------


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            1049 Kiel Court
            Sunnyvale, CA 94089
-------------------------------------------------------------------------------


ITEM 2(a).  NAME OF PERSON FILING
            Dr. Douglas Murphy-Chutorian
            Leslie Murphy-Chutorian
            Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable trust
-------------------------------------------------------------------------------


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            1049 Kiel Court
            Sunnyvale, CA 94089
-------------------------------------------------------------------------------


ITEM 2(c).  CITIZENSHIP
            Douglas Murphy-Chutorian, M.D. = United States
            Leslie Murphy-Chutorian = Canada
            Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust = United States
-------------------------------------------------------------------------------


ITEM 2(d).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(e).  CUSIP NUMBER
            278848 10 4
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Section
            240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

CUSIP No. 278848 10 4                                         Page 6 of 8 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        Douglas Murphy-Chutorian, M.D. = 1,483,973
        Leslie Murphy-Chutorian = 4,937,697
        Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable trust = 3,557,875
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        Douglas Murphy-Chutorian, M.D. = 8.80%
        Leslie Murphy-Chutorian = 29.29%
        Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust = 21.11%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              Douglas Murphy-Chutorian, M.D. = 0
              Leslie Murphy-Chutorian = 1,239,822 held as
              custodian for Murphy-Chutorian children
              Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust = 0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              Douglas Murphy-Chutorian, M.D. = 1,483,973 shares - But may be deemed to have shared power to vote a total of 3,697,875 shares by reason of being co-trustee of the Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust
              (the "Trust") with his spouse, Leslie Murphy-Chutorian, each of whom is the beneficial owner of shares of the Trust. Mr. Murphy-Chutorian expressly disclaims beneficial ownership of such additional shares.
              Leslie Murphy-Chutorian = 4,937,697
              Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust = 3,557,875
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              Douglas Murphy-Chutorian, M.D. = 0
              Leslie Murphy-Chutorian = 1,239,822 held as
              custodian for Murphy-Chutorian children
              Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust = 0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              Douglas Murphy-Chutorian, M.D. = 1,483,973 shares - But may be deemed to have shared power to vote a total of 3,697,875 shares by reason of being co-trustee of the Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust
              (the "Trust") with his spouse, Leslie Murphy-Chutorian, each of whom is the beneficial owner of shares of the Trust. Mr. Murphy-Chutorian expressly disclaims beneficial ownership of such additional shares.
              Leslie Murphy-Chutorian = 4,937,697
              Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust = 3,557,875
              -----------------------------------------------------------------
              1,343,973 shares are owned by the Murphy-Chutorian Family Trust UDT dated 1-13-97, a revocable living trust (the "Trust") of which Douglas Murphy-Chutorian, M.D. and Leslie Murphy-Chutorian are co-trustees and grantors.
              2,213,902 shares are owned by the Trust of which Douglas Murphy-Chutorian, M.D. and Leslie Murphy-Chutorian are co-trustees and grantors. Douglas Murphy-Chutorian disclaims beneficial ownership of such shares.
              140,000 shares are owned by the Murphy-Chutorian Family
              Foundation.
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
         N.A.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N.A.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N.A.
-------------------------------------------------------------------------------

CUSIP No. 278848 10 4                                         Page 7 of 8 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         See Exhibit A.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N.A.
-------------------------------------------------------------------------------


ITEM 10.

         N.A.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 18, 1998
                                   ---------------------------------------------
                                   Date

                                   /s/ Douglas Murphy-Chutorian, M.D.
                                   ---------------------------------------------
                                   Signature

                                   Douglas Murphy-Chutorian, M.D., in his
                                   individual capacity, and in his capacity as
                                   trustee of the Murphy-Chutorian Family Trust
                                   UDT dated 1-13-97, a revocable living trust
                                   ---------------------------------------------
                                   Name/Title


                                   February 18, 1998
                                   ---------------------------------------------
                                   Date

                                   /s/ Leslie Murphy-Chutorian
                                   ---------------------------------------------
                                   Signature

                                   Leslie Murphy-Chutorian, in her individual
                                   capacity, and in her capacity as trustee of
                                   the Murphy-Chutorian Family Trust UDT dated
                                   1-13-97, a revocable living trust
                                   ---------------------------------------------
                                   Name/Title

     We agree to file this Schedule 13G together as one filer.


                                   February 18, 1998
                                   ---------------------------------------------
                                   Date

CUSIP No. 278848 10 4                                         Page 8 of 8 Pages


                                   /s/ Douglas Murphy-Chutorian, M.D.
                                   ---------------------------------------------
                                   Signature

                                   Douglas Murphy-Chutorian, M.D. in his
                                   individual capacity, and in his capacity as
                                   trustee of the Murphy-Chutorian Family Trust
                                   UDT dated 1-13-97, a revocable living trust
                                   ---------------------------------------------
                                   Name/Title


                                   February 18, 1998
                                   ---------------------------------------------
                                   Date

                                   /s/ Leslie Murphy-Chutorian
                                   ---------------------------------------------
                                   Signature

                                   Leslie Murphy-Chutorian, in her individual
                                   capacity, and in her capacity as trustee of
                                   the Murphy-Chutorian Family Trust UDT dated
                                   1-13-97, a revocable living trust
                                   ---------------------------------------------
                                   Name/Title